PRUDENTIAL FLEXGUARD NEW YORK

A FLEXIBLE PREMIUM DEFERRED INDEX-LINKED AND VARIABLE ANNUITY (“B SERIES”)

Issued By
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
With Variable Investment Options offered in connection with its
Pruco Life of New Jersey Flexible Premium Variable Annuity Account

SUMMARY PROSPECTUS FOR NEW INVESTORS
Dated: May 1, 2026

This summary prospectus summarizes certain key aspects of the Annuity. Before you (the “Owner”) invest you should also review the statutory prospectus for the Prudential FlexGuard New York B Series Contract, which contains more information about the Annuity’s investment options, features, benefits, and risks. You can find this document and other information about the Annuity online at  www.prudential.com/regdocs/PLNJ-FlexGuard-NY-STAT.  You can also obtain this information at no cost by calling 1-888-PRU-2888. Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at www.investor.gov.

You may cancel your Contract within 10 days of receiving it without paying fees or penalties (60 days if the Contract is being issued as a replacement for another annuity contract or a life insurance policy). Upon cancellation, you will receive your Account Value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

This prospectus sets forth information about the Annuity that you should know before investing. The Contract is a complex investment and involves risks, including potential loss of principal. For the Index Strategies:

•	Depending on the Index Strategy, the maximum amount of loss that you could experience from negative Index performance, after taking into account the current limits on Index loss provided under the Annuity, ranges from 70% (with a 30% buffer) to 90% (with a 10% buffer).

•	The Company does not guarantee that the Annuity will always offer Index Strategies that limit Index losses, which would mean risk of loss of the entire amount invested.

•	The Company limits the amount you can earn on an Index Strategy.

○	For Point-to-Point with Cap Rate Index Strategies, the Guaranteed Minimum Cap Rate equals 5.00% for a one-year Index Strategy Term with a 10% Buffer, 4.50% for a one-year Index Strategy Term with a 15% Buffer, and 3% for a one-year Index Strategy Term with a 30% Buffer. The Guaranteed Minimum Cap Rate equals 15.00% for a three-year Index Strategy Term with a 10% Buffer, and 12.00% for a three-year Index Strategy Term with a 20% Buffer. The Guaranteed Minimum Cap Rate equals 24.00% for a six-year Index Strategy Term with a 20% Buffer and 18% for a six-year Index Strategy Term with a 30% Buffer.

○	For Dual Directional Index Strategies, the Guaranteed Minimum Cap Rate equals 5.00% for a one-year Index Strategy Term with a 10% Buffer. The Guaranteed Minimum Cap Rate equals 30.00% for a six-year Index Strategy Term with a 10% Buffer, 27.00% for a six-year Index Strategy Term with a 15% Buffer, and 24.00% for a six-year Index Strategy Term with a 20% Buffer.

○	For Participation Rate with Cap Index Strategies, the Guaranteed Minimum Cap Rate equals 30% for a six-year Index Strategy with a 10% Buffer, and 24% for a six-year Index Strategy with a 20% Buffer and the Guaranteed Minimum Participation Rate equals 100%.

○	For Step Rate Index Strategies, the Guaranteed Minimum Step Rate equals 5% for a one-year Index Strategy with a 10% Buffer.

○	For Tiered Participation Rate Index Strategies, the Guaranteed Minimum Participation Rate equals 100% and the Guaranteed Maximum Tier Level equals 35%.

For the Variable Options, you take all the investment risk for amounts allocated to the Variable Options, which invest in  the Portfolios. If the Variable Options increase in value, then your Account Value goes up; if they decrease in value, your Account Value goes down. How much  your Account Value goes up or down depends on the performance of the Portfolio in which your Variable Option invests. We do not guarantee the  investment results of any Portfolio. An investment in the Annuity is subject to the risk of poor investment performance, and the value of your investment  can vary depending on the performance of the Portfolio, which has its own unique risks.

The Annuity is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Withdrawals could result in surrender charges, taxes and tax penalties. In addition, premature withdrawals from an Index Strategy will result in Interim Value adjustments. In extreme circumstances, the maximum potential loss resulting from a negative Interim Value adjustment is 100% of the amount invested in an Index Strategy.

The Company’s obligations under the Annuity are subject to its financial strength and claims-paying ability.

The Securities and Exchange Commission has not approved or disapproved these securities or the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

PLNJFGNYPROS-ISP

GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this prospectus. In addition to the definitions here, we also define certain terms in the section of the prospectus that uses such terms.

Account Value: The Interim Value for each Index Strategy plus the total value of any allocations in the Variable Options (including the Holding Account) and the Transfer Account on any Valuation Day other than the Index Strategy Start Date and Index Strategy End Date. The Interim Value does not apply to an Index Strategy on the Index Strategy Start Date and the Index Strategy End Date. On an Index Strategy Start Date, the Index Strategy Base applicable to that Index Strategy would be used instead of the Interim Value. On an Index Strategy End Date, the Index Strategy Base plus the Index Credit applicable to that Index Strategy would be used instead of the Interim Value.

Annuitant/Joint Annuitant: The natural person upon whose life annuity payments made to the Owner are based.

Annuity Date: The date on which we apply your Account Value to the applicable annuity option and begin the Payout Stage. As discussed in the “Annuity Period” section, there is a date by which you must begin receiving annuity payments, which we call the “Maximum Annuity Date.”

Application Sign Date: The date that you sign your application. For applications transmitted through electronic order entry, the Application Sign Date is the initial submission date prior to a wet signature, and the wet signature would not be used to determine the Application Sign Date.   Please speak to your Financial Professional regarding exceptions that may apply.

Beneficiary(ies): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the “Annuity Payout Options” section of the statutory prospectus.

Buffer: The Buffer limits the amount of negative Index Credit that may be applied to the Index Strategy Base on any Index Strategy End Date. Any negative Index Return in excess of the Buffer reduces the Account Value. The Buffer may vary by Index and Index Strategy Term subject to the minimum Buffer level of 10%.

Cap Rate: The Cap Rate limits the amount of Index Credit that may be credited to the Index Strategy Base on any Index Strategy End Date when the Index Return is positive. A different Cap Rate may be declared for different Indices, Buffers, and different Index Strategy Terms. Cap Rates, upon renewal, may be higher or lower than the initial Cap Rate but will never be less than the Guaranteed Minimum Cap Rate. Renewal Cap Rates may differ from the Cap Rates used for new Annuity contracts or for other Annuity contracts issued at different times. For the Point-to-Point with Cap and Dual Directional Index Strategies, the Guaranteed Minimum Cap Rate, as applicable, equals 5.00% for a one-year Index Strategy Term with a 10% Buffer, 4.50% for a one-year Index Strategy Term with a 15% Buffer, 4.00% for a one-year Index Strategy Term with a 20% Buffer and 3% for a one-year Index Strategy Term with a 30% Buffer. The Guaranteed Minimum Cap Rate equals 15.00% for a three-year Index Strategy Term with a 10% Buffer, 13.50% for a three-year Index Strategy Term with a 15% Buffer and 12.00% for a three-year Index Strategy Term with a 20% Buffer. The Guaranteed Minimum Cap Rate equals 30.00% for a six-year Index Strategy Term with a 10% Buffer, 27.00% for a six-year Index Strategy Term with a 15% Buffer, 24.00% for a six-year Index Strategy Term with a 20% Buffer and 18% for a six-year Index Strategy Term with 30% Buffer. For Participation Rate with Cap Index Strategies, the Guaranteed Minimum Rate equals 30% for a six-year Index Strategy with a 10% Buffer and 24% for a six-year Index Strategy with a 20% Buffer.

Contingent Deferred Sales Charge (“CDSC”): This is a sales charge that may be deducted when you make a surrender or take a partial withdrawal from your Annuity. We refer to this as a “contingent” charge because it is imposed only if you surrender or take a withdrawal from your Annuity. The charge is a percentage of each applicable Purchase Payment that is being surrendered or withdrawn. The CDSC is also referred to as a Surrender Charge in this prospectus.

Free Look: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law. In addition, there is a different Free Look period that applies if your Annuity was sold to you as a replacement of a life insurance policy or another annuity contract. In your Annuity contract, your Free Look right is referred to as your “Right to Cancel.”

Good Order: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Center: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

Holding Account: A Variable Options we make available and designate as such. You may allocate all or part of your initial Purchase Payment(s) to the Holding Account. The Holding Account may also be used for subsequent Purchase Payments received between Index Anniversaries so long as you provided no other instructions for the Purchase Payment in any other available Variable Options.

Index (Indices): The underlying Index associated with an Index Strategy and used to determine the Index Return in determining the Index Credit. You do not directly participate in an Index.

May 1, 2026Initial Summary Prospectus 1

Index Anniversary Date: The same day, each calendar year, as the day of the initial allocation to an Index Strategy (Index Effective Date). You may allocate available Account Value to a new Index Strategy(ies) or to the Variable Sub-accounts or other options we make available on this date. You may allocate available Account Value to the same Index Strategy(ies) on this date once the Index Strategy(ies) has reached the Index Strategy End Date.

Index Credit: The amount you receive on an Index Strategy End Date based on the Index Return and the Index Strategy. The Index Credit can be negative, meaning you can lose principal and prior earnings.

Index Effective Date: The first day of the first Index Strategy allocation.

Index Return: The percentage change in the Index Value from the Index Strategy Start Date to the Index Strategy End Date, which is used to determine the Index Credit for an Index Strategy. An Index Return is calculated by taking the Index Value on the Index Strategy End Date, minus the Index Value on the Index Strategy Start Date, and then dividing the result by the Index Value on the Index Strategy Start Date.

Index Strategy(ies): Any Index linked Allocation Option we make available in the Annuity for crediting interest based on the underlying Index associated with the Index Strategy, Buffer, and Index Strategy Term. We may offer other Index Strategies from time to time. You do not invest directly in an Index.

Index Strategies Separate Account: A non-registered, non-unitized separate account that holds some of the assets supporting the Index Strategies. Assets held in the Index Strategies Separate Account are not insulated from our creditors.

Index Strategy Base: The amount of Account Value allocated to an Index Strategy on an Index Strategy Start Date. The Index Strategy Base is used in the calculation of any Index Credit and in the calculation of the Interim Value. The Index Strategy Base is reduced for any withdrawals that occur between an Index Strategy Start Date and Index Strategy End Date in the same proportion that the total withdrawal reduced the Interim Value.

Index Strategy End Date: The last day of an Index Strategy Term. This is the day any applicable Index Credit would be credited to the Index Strategy.

Index Strategy Start Date: The first day of an Index Strategy Term.

Index Strategy Term: The time period allocated to each Index Strategy. The term begins on the Index Strategy Start Date and ends on the Index Strategy End Date.

Interim Value: The value of an Index Strategy on any Valuation Day during an Index Strategy Term other than the Index Strategy Start Date and Index Strategy End Date. It is a calculated value (as described in the  Interim Value section of the statutory prospectus) and is used when a withdrawal, death benefit payment, Annuitization, or surrender occurs between an Index Strategy Start Date and Index Strategy End Date. During an Index Strategy Term, the Interim Value is included in the Account Value and Surrender Value. If a Performance Lock has occurred, certain parameters of the Interim Value calculation will apply.

Issue Date: The effective date of your Annuity.

Owner: The Owner is either an eligible entity or natural person named as having ownership rights in relation to the Annuity.

Payout Stage: The period starting on the Annuity Date and during which annuity payments are made.

Participation Rate: The percentage of any Index increase that will be used in calculating the Index Credit at the end of an Index Strategy Term for applicable Index Strategies. A different Participation Rate may be declared for different Index Strategies, Indices and Buffers. Participation Rates, upon renewal, may be higher or lower than the initial Participation Rate but will never be less than the Guaranteed Minimum Participation Rate. Renewal Participation Rates may differ from the Participation Rates used for new Annuity contracts or for other Annuity contracts issued at different times. The Guaranteed Minimum Participation Rate equals 100% for the Tiered Participation Rate Index Strategy and Participation Rate with Cap Index Strategy.

Performance Lock: A feature for an Annuity that allows you to capture the Performance Lock Value. A Performance Lock Request may be submitted on any Valuation Day prior to the Index Strategy End Date. Only one Performance Lock may be active for any given Index Strategy during a respective Index Strategy Term. Performance Locks may not be applied retroactively and must be for the full amount of the Performance Lock Value. Once “locked”, Index Credits will not apply on the Index Strategy End Date. Please see the “Performance Lock” section of the statutory prospectusfor additional information.

Performance Lock Request: You may request a Performance Lock by contacting us and providing in Good Order instructions. Instructions received in Good Order after the close of any Valuation Day will be applied on the next Valuation Day.

Performance Lock Value: The value of an Index Strategy at the end of any Valuation Day during an Index Strategy Term other than the Index Strategy Start Date and Index Strategy End Date. It is a calculated value that differs from the Interim Value Calculation and is used when a Performance Lock transaction occurs. Once “locked”, the Performance Lock Value will not fluctuate for the remainder of the current Index Strategy Term, unless a withdrawal or a reallocation were to occur.

Portfolio: An underlying mutual fund, or series thereof, in which a Sub-account of the Separate Account invests. A Portfolio also may be referred to in the prospectus as an Underlying Portfolio.

Purchase Payment: A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity. We will deduct any applicable fees, charges or Tax Charges prior to allocation to the Allocation Options you select, or the Holding Account for Purchase Payments received between Index Anniversary Dates.

May 1, 2026Initial Summary Prospectus 2

Registered Separate Account: Pruco Life of New Jersey Flexible Premium Variable Annuity Account, which holds the assets supporting the Variable Options. Assets held in the Registered Separate Account are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

Savings Stage: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

Service Center: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Center at any time and will notify you in advance of any such change of address. Please see “How to Contact Us” in  the statutory prospectus for the Service Center address.

Step Rate: The Step Rate is the declared rate that may be credited to amounts allocated to the applicable Index Strategies for any given Index. If the Index Return is zero or positive then the Index Credit equals the Step Rate. A different Step Rate may be declared for different Indices and Buffers. For Step Rate Index Strategies, the Guaranteed Minimum Step Rate equals 5% for a one-year Index Strategy with a 10% Buffer.

Tier Level: The declared Index Return that is used to determine which Participation Rate tier applies in the calculation of Index Credit in the Tiered Participation Rate Index Strategy. Tier Levels, upon renewal, may be higher or lower than the initial Tier Level but will never be more than the Guaranteed Maximum Tier Level. Renewal Tier Levels used for new Annuity contracts or for other Annuity contracts issued at different times. For Tiered Participation Rate Index Strategies, the Guaranteed Maximum Tier Level equals 35%.

Transfer Account: An account we make available and designate as such for use with the allocation of the Initial Purchase Payment(s) and any Purchase Payments received within the Transfer Account Period. The Transfer Account is available for a period of time ending upon the expiration of the Transfer Account Period or the Index Effective Date, whichever occurs first. No interest accrues or is paid on funds in the Transfer Account. No charges are applicable on funds in the Transfer Account. Transfer Account assets are held in the Pruco Life of New Jersey General Account.

Transfer Account Period: A time period beginning on the date your application is signed and ending 45 calendar days later.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued, and an Index Strategy Index Value is published, not including any day: (1) trading on the NYSE is restricted; (2) an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Registered Separate Account impractical; or (3) the SEC, by order, permits the suspension or postponement for the protection of security holders.

Variable Option (“Variable Sub-account”, “Variable Investment Sub-account”, or “Sub-account”): A division of the Variable Separate Account. A Variable Option also may be referred to in this prospectus and the Annuity as a Variable Sub-account, Variable Investment Sub-account, or Sub-account.

May 1, 2026Initial Summary Prospectus 3

OVERVIEW OF THE CONTRACT

Purpose of the Contract

The Prudential FlexGuard New York index-linked and variable annuity is a contract between you, the Owner, and Pruco Life of New Jersey, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement through Annuitization. The Annuity provides for the potential accumulation of retirement savings through investment in certain Index Strategies and Variable Options during the Savings Stage.

Phases of the Contract

The Annuity has two distinct phases: the Savings Stage and the Payout Stage. During the Savings Stage, the Annuity offers Variable Options and Index Strategies as opportunities for growth or loss, with levels of downside protection available when allocating to the Index Strategies. See “Investment Options” below. During the Payout Stage (after Annuitization), you can elect to receive annuity payments (1) for life with a guaranteed minimum number of payments or (2) based on joint lives. We currently make annuity payments available on a fixed basis. After Annuitization, the Death Benefit will no longer apply. We reserve the right to make available other annuity options. See the  “Annuity Period” section of the statutory prospectus.

Investment Options

Index Strategies: For each Index Strategy, we will apply an Index Credit (i.e., positive or negative interest) at the end of the Index Strategy Term to amounts allocated to the Index Strategy based, in part, on the performance of the Index. You could lose a significant amount of money if the Index declines in value.

We limit the negative Index Return used in calculating the Index Credit applied to an Index Strategy at the end of its Index Strategy Term. Each available Index Strategy provides a level of protection against negative Index Returns through a Buffer; however, negative Index Returns in excess of the Buffer will result in loss, which could be significant. For example, if the Index Return is -25% and the Buffer is 10%, we will apply a -15% Index Credit (the amount of negative Index Return that exceeds the Buffer) at the end of the Index Strategy Term, meaning you will experience a 15% loss.  However, for any Index Strategy, there may be additional losses due to surrender charges, negative Interim Value adjustments, taxes and/or tax penalties.

The Company does not guarantee that the Annuity will always offer Index Strategies that limit Index losses.

We may limit the positive Index Return used in calculating Index Credit applied to an Index Strategy at the end of its Index Strategy Term through the use of a Cap or Step Rate, as applicable.

•	Point-to-Point with Cap Rate Index Strategy: A Point-to-Point with Cap Index Strategy allows for a positive Index Credit equal to the Index Return up to the Cap Rate. If the Index Return is positive but less than the Cap Rate, the Index Credit will be equal to the Index Return. If the Index Return is positive and equal to or greater than the Cap Rate, then the Index Credit will be equal to the Cap Rate. For example, assuming a Cap Rate of 5% and an Index Return of 10% (which is greater than the Cap Rate), we will apply a 5% Index Credit at the end of the Index Strategy Term, meaning you will experience a 5% gain.

For Point-to-Point with Cap Rate Index Strategies, the Guaranteed Minimum Cap Rate equals 5.00% for a one-year Index Strategy Term with a 10% Buffer, 4.50% for a one-year Index Strategy Term with a 15% Buffer, and 3% for a one-year Index Strategy Term with a 30% Buffer. The Guaranteed Minimum Cap Rate equals 15.00% for a three-year Index Strategy Term with a 10% Buffer, and 12.00% for a three-year Index Strategy Term with a 20% Buffer. The Guaranteed Minimum Cap Rate equals 24.00% for a six-year Index Strategy Term with a 20% Buffer and 18% for a six-year Index Strategy Term with a 30% Buffer.

•	Tiered Participation Rate: A Tiered Participation Rate Index Strategy allows for a positive Index Credit equal to the Index Return multiplied by one or two Participation Rates. If the Index Return is between zero and the Tier Level, then the Index Credit will be equal to the Index Return multiplied by the Participation Rate for the 1st tier. If the Index Return is greater than or equal to the declared Tier Level, the Index Credit will be the sum of the Tier Level multiplied by the Participation Rate for the 1st tier and the remaining Index Return multiplied by the Participation Rate for the 2nd tier. For example, assume the 1st Tier Participation Rate is 100%, the 2nd Tier Participation Rate is 120% and the Tier Level is 10%. If the Index Return is 5%, we will apply the 1st Tier Participation Rate to the entire Index Return. The 2nd Tier Participation Rate will not apply to any portion of the Index Return because the Index Return is lower than the Tier Level. The Index Credit at the end of the Index Strategy Term will be 5% (i.e., 5% x 100%), meaning you will experience a 5% gain. If the Index Return is instead 15%, we will apply the 1st Tier Participation Rate to the first 10% of Index Return and the 2nd Tier Participation Rate to the remaining 5% of Index Return. The Index Credit at the end of the Index Strategy Term will be 16% (i.e., (10% x 100%) + (5% x 120%)), meaning you will experience a 16% gain.

For Tiered Participation Rate Index Strategies, the Guaranteed Minimum Participation Rate equals 100% and the Guaranteed Maximum Tier Level equals 35%.

•	Dual Directional Index Strategy: A Dual Directional Index Strategy allows for an Index Credit equal to the Index Return up to a Cap Rate when the Index Return is positive and an Index Credit equal to the absolute value of the Index Return, not limited by a Cap Rate, when the Index Return is negative and equal to or within the Buffer. The absolute value of the Index Return is the value without regard to the

May 1, 2026Initial Summary Prospectus 4

mathematical sign (positive or negative) of the Index Return. This means that if the Index Return is positive and equal to or greater than the Cap Rate, then the Index Credit is equal to the Cap Rate. If the Index Return is zero or positive, but less than the Cap Rate, the Index Credit is equal to the Index Return. For example, assuming a Cap Rate of 4% and an Index Return of 8% (which is greater than the Cap Rate), we will apply a 4% Index Credit at the end of the Index Strategy Term, meaning you will experience a 4% gain. This also means that if the Index Return is negative and equal to or within the Buffer, we will apply an Index Credit. For example, assuming a 10% Buffer and an Index Return of negative 8% (which is within the 10% Buffer), we will apply a positive 8% (the absolute value of the Index Return) Index Credit at the end of the Index Strategy Term, meaning you will experience an 8% gain. If the Index Return is instead a negative 12% (which exceeds the 10% Buffer), we will apply a negative 2% Index Credit at the end of the Index Strategy Term, meaning you will experience a 2% loss.

For Dual Directional Index Strategies, the Guaranteed Minimum Cap Rate equals 5.00% for a one-year Index Strategy Term with a 10% Buffer. The Guaranteed Minimum Cap Rate equals 30.00% for a six-year Index Strategy Term with a 10% Buffer, 27.00% for a six-year Index Strategy Term with a 15% Buffer, and 24.00% for a six-year Index Strategy Term with a 20% Buffer.

•	Participation Rate with Cap Index Strategy: The Participation Rate with Cap Index Strategy applies a percentage to any positive Index Return, subject to a maximum level of the Cap Rate, that may be credited to the Index Strategy at the Index Strategy End Date for any given Index Strategy Term. If the Index Return is positive, the Index Credit is equal to the Index Return multiplied by the Participation Rate up to the Cap Rate. For example, assuming a Cap Rate of 100%, a Participation Rate of 130% and an Index Return of 75%, the Index Credit would be 130% of 75% or 97.5% (which is less than the Cap Rate) so your account is credited 97.5%. If the Index Return is 125% under the same assumptions, the Index Credit would be calculated by first multiplying 130% of 125%, which is 162.5% (which is greater than the Cap Rate) so your account is credited 100%.

For Participation Rate with Cap Index Strategies, the Guaranteed Minimum Cap Rate equals 30% for a six-year Index Strategy with a 10% Buffer, and 24% for a six-year Index Strategy with a 20% Buffer. The Guaranteed Minimum Participation Rate equals 100%.

•	Step Rate Index Strategy: The Step Rate is the declared rate that may be credited to an Index Strategy for any given Index Strategy Term. If the Index Return is zero or positive, then the Index Credit is equal to the Step Rate. For example, assuming a Step Rate of 9.5% and an Index Return of 4% (which is positive and less than the Step Rate), the Index Credit is 9.5% which is the Step Rate. Assuming the Step Rate is 9.5% and the Index Return is 20% (which is positive and greater than the Step Rate), the Index Credit is 9.5% which is the Step Rate.

For Step Rate Index Strategies, the Guaranteed Minimum Step Rate equals 5% for a one-year Index Strategy with a 10% Buffer.

Variable Options: The Variable Options we make available invest in a Portfolio whose share price generally fluctuates each day. The Variable Options do not provide any level of protection against negative returns. You are at risk of losing principal and any earnings if you allocate funds to the Variable Options, which could result in a significant amount of loss. The assets that are held in support of the Variable Options are kept separate from all our other assets and may not be chargeable with liabilities arising out of any other business we may conduct.

Additional information about the Investment Options is provided in "Appendix A" to the prospectus.

Contract Features

Performance Lock: During the Savings Stage you can capture the Performance Lock Value of an Index Strategy at the end of any Valuation Day during the Index Strategy Term through our Performance Lock feature. If you exercise a Performance Lock, you will no longer participate in the Index Strategy performance for the remainder of the current Index Strategy Term and you may receive less than the full Index Credit, or less than the full protection of the Buffer, than you would have received if you waited for us to apply the Index Credit on the Index Strategy End Date.

Death Benefits: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by federal tax law. The Death Benefit is the Return of Purchase Payments Death Benefit. Please see “The Return of Purchase Payments Death Benefit” section of the statutory prospectusfor more information.

Annuitization: During Annuitization, you can elect to receive annuity payments (1) for life with a guaranteed minimum number of payments; or (2) based on joint lives. We currently make annuity payments available on a fixed basis. After Annuitization, the Death Benefit will no longer apply. We reserve the right to make available other annuity options. See the “Annuity Period” section of the statutory prospectus.

Withdrawals: You can withdraw a limited amount of money from your Annuity on an annual basis without any charges. Other product features allow you to access your Account Value at any time, although a charge may apply. Withdrawals may be subject to ordinary income tax and may be subject to a 10% additional tax for withdrawals taken prior to age 59½.

Contract Adjustments

You could lose a significant amount of money due to an Interim Value adjustment if amounts are removed from an Index Strategy prior to the end of an Index Strategy Term. An Interim Value adjustment will apply upon any withdrawal, death benefit payment, transfer, Annuitization, or surrender that occurs during an Index Strategy Term other than on the Index Strategy Start Date or Index Strategy End Date. An Interim Value adjustment may be positive, negative or equal to zero. A negative Interim value adjustment will result in loss.

May 1, 2026Initial Summary Prospectus 5

Important Information You Should Consider About the Annuity
Fees, Expenses, and Adjustments
Are there Charges or Adjustments for Early Withdrawals?

Yes.
Contingent Deferred Sales Charges (CDSC): If you withdraw money from the Annuity within 6 years following your last Purchase Payment, you may be assessed a CDSC. The maximum CDSC is 7.0% of the Purchase Payment, and a CDSC may be assessed up to 6 years after the last Purchase Payment. If you make an early withdrawal, you could pay a CDSC of up to $7,000 on a $100,000 withdrawal. Losses from CDSC will be greater if there are also negative Interim Value adjustments, taxes, or tax penalties.
Interim Value Adjustments: If all or a portion of Account Value is removed from an Index Strategy before the end of the Index Strategy Term, we will apply an Interim Value adjustment, which may be negative. In extreme circumstances, you could lose up to 100% of your investment in an Index Strategy due to a negative Interim Value adjustment. For example, if you allocate $100,000 to an Index Strategy with a 3-year Strategy Term and later make a withdrawal before the 3 years have ended, you could lose your $100,000 investment. Losses from negative Interim Value adjustments will be greater if you also have to pay a surrender charge, taxes or tax penalties. An Interim Value adjustment will apply upon any withdrawal, death benefit payment, Annuitization, or surrender that occurs during an Index Strategy Term other than on the Index Strategy Start Date or Index Strategy End Date.
For more information on surrender charges and Interim Value adjustments, please refer to the “Fee Table” and “Charges and Adjustments” sections of the statutory prospectus.

Are there Transaction Charges?

Yes.
In addition to surrender charges and Interim Value adjustments, you may also be charged for additional copies of reports. For more information, please refer to the “Fee Table” and “Charges and Adjustments” sections of the statutory prospectus.

May 1, 2026Initial Summary Prospectus 6

Important Information You Should Consider About the Annuity
Fees, Expenses, and Adjustments
Are there Ongoing Fees and Expenses?

Yes.
The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
There is an implicit ongoing fee on the Index Strategies to the extent that an Index Strategy’s Cap Rate, or Step Rate as applicable, limit the positive Index Return used in calculating the Index Credit that may be applied to an Index Strategy at the end of an Index Strategy Term. This means that your returns may be lower than the Index Return. In return for accepting this limit on Index gains, you will receive some protection from Index losses. This implicit ongoing fee is not reflected in the tables below.

	Annual Fee	Minimum	Maximum
	Base Contract Fees	1.20%(1)	1.30%(1)
	Portfolio Company fees and expenses	0.58%	1.24%
	Optional benefits available for an additional charge (for a single optional benefit, if elected)	None.	None.
(1)Insurance Charge. A percentage of the net assets of the Variable Options. For Purchase Payments equal to or greater than $1,000,000, the charge will be 1.20%.

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add surrender charges and negative Interim Value adjustments that substantially increase costs.

	Lowest Annual Cost [ ]	Highest Annual Cost $[ ]
	Assumes: Investment of $100,000 5% annual appreciation Least expensive Portfolio fees and expenses No sales charges No subsequent Purchase Payments, transfers or withdrawals	Assumes: Investment of $100,000 5% annual appreciation Most expensive Portfolio fees and expenses No sales charges No subsequent Purchase Payments, transfers or withdrawals
For more information on ongoing fees and expenses, please refer to the “Fee Table” and "Charges and Adjustments" sections of the statutory prospectus.

May 1, 2026Initial Summary Prospectus 7

Risks
Is there a Risk of Loss from Poor Performance?

Yes.
You can lose money by investing in the Annuity. Under an Index Strategy, the maximum amount of loss that you could experience from negative Index performance at the end of an Index Strategy Term, after taking into account the current limits on Index loss provided under the Annuity, is: 90% loss for a 10% Buffer; 85% loss for a 15% Buffer; 80% loss for a 20% Buffer; and 70% loss for a 30% Buffer.
For the Variable Options, you take all the investment risk for amounts allocated to the Variable Options, which invest in    the Portfolios. If the Variable Options increase in value, then your Account Value goes up; if they decrease in value, your Account Value goes down. How much    your Account Value goes up or down depends on the performance of the Portfolio in which your Variable Option invests. An investment in the Annuity is subject to the risk of poor investment performance, and the value of your investment    can vary depending on the performance of the Portfolio, which has its own unique risks.
The Company does not guarantee that the Annuity will always offer Index Strategies that limit Index losses, which would mean a risk of loss of the entire amount invested.
For more information on the risk of loss, please refer to the “Principal Risks of Investing in the Contract” section of  the statutory prospectus.

Is this a Short-Term Investment?

No.
The Annuity is not a short-term investment and is not appropriate for an investor who needs ready access to cash. The Annuity is designed to provide benefits on a long-term basis. Because of the long-term nature of the Contract, you should consider whether the Contract is consistent with your financial situation and objectives.
Amounts withdrawn from the Annuity may result in surrender charges, taxes and tax penalties. In addition, removing amounts from an Index Strategy prior to the Index Strategy End Date may result in a negative Interim Value adjustment and loss of positive Index performance.
Removing a portion of amounts in an Index Strategy prior to the Index Strategy End Date will also result in an immediate reduction to your Index Strategy Base. The Index Strategy Base will be proportionately reduced, and the proportionate reduction could be greater than the amount removed. Reductions to your Index Strategy Base will result in lower Interim Values for the remainder of the Index Strategy Term and less positive Index Credit (if any) on the Index Strategy End Date.
For more information on the short-term investment risks, please refer to the "Principal Risks of Investing in the Contract", "Charges and Adjustments",  and “General Description of Contracts - Transfer and Reallocation Guidelines” sections of the statutory prospectus.

May 1, 2026Initial Summary Prospectus 8

Risks
What are the Risks Associated with the Investment Options?

An investment in the Annuity is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Annuity, including the Index Strategies, and the Variable Options. Each investment option has its own unique risks. You should review the investment options before making an investment decision.
For Variable Options:
You take all the investment risk for amounts allocated to the Variable Options, which invest in    the Portfolios. If the Variable Options increase in value, then your Account Value goes up; if they decrease in value, your Account Value goes down. How much    your Account Value goes up or down depends on the performance of the Portfolio in which your Variable Option invests. We do not guarantee the    investment results of any Portfolio. An investment in the Annuity is subject to the risk of poor investment performance, and the value of your investment    can vary depending on the performance of the Portfolio, which has its own unique risks. We reserve the right to remove or substitute the Portfolios and close the Variable Options to new investment.
For the Index Strategies:

  The Cap Rate or Step Rate, as applicable, may limit positive Index Credits (i.e., limited upside). This may result in you earning less than the Index Return. For example:

  Point-to-Point with Cap Index Strategy. Assuming a Cap Rate of 5% and an Index Return of 10% (which is greater than the Cap Rate), we will apply a 5% Index Credit at the end of the Index Strategy Term.

  Dual Directional Index Strategy. Assuming a Cap Rate of 4% and an Index Return of 8% (which is greater than the Cap Rate), we will apply a 4% Index Credit at the end of the Index Strategy Term.

  Step Rate Index Strategy. Assuming a Step Rate of 9% and an Index Return of 20% (which is greater than the Step Rate), we will apply a 9% Index Credit at the end of the Index Strategy Term.

  Participation Rate with Cap Index Strategy. Assuming a Cap Rate of 100%, a Participation Rate of 130% and an Index Return of 125%, the Index Credit would be 130% of 125% or 162.5% (which is greater than the Cap Rate), we will apply a 100% Index Credit at the end of the Index Strategy Term.

  The Buffer may limit negative Index Credits (i.e., limited protection in the case of market decline). For example, if the Index Return is -25% and the Buffer is 10%, we will apply a -15% Index Credit (the amount of negative Index Return that exceeds the Buffer) at the end of the Index Strategy Term.

  There may be losses due to surrender charges, negative Interim Value adjustments, and taxes and tax penalties.

Index performance is on a “price return” basis, not a “total return” basis, and therefore does not reflect dividends paid on the securities composing the Index.  These factors will reduce the Index Return and may cause the Index to underperform a direct investment in the securities composing the Index.
For more information on the risks associated with investment options, please refer to the “Principal Risks of Investing in the Contract” section of  the statutory prospectus.

What are the Risks Related to the Insurance Company?

An investment in the Annuity is subject to the risks related to the Company. Any obligations (including under the Index Strategies), guarantees, or benefits are subject to the claims-paying ability of the Company. More information about the Company, including its financial strength ratings, is available upon request. Such requests can be made toll-free at 1-888-PRU-2888.
For more information on the insurance company risks, please refer to the “Principal Risks of Investing in the Contract” section of  the statutory prospectus.

Restrictions
Are there Restrictions on the Investment Options?

Yes.
There are restrictions that may limit the investment options that you may choose, and there are limitations on the transfer of Account Value among investment options.

  Account Value may be transferred to an Index Strategy, or among Index Strategies, only on an Index Strategy End Date.

  Account Value in the Variable Options  may be transferred to an Index Strategy only on an Index Anniversary Date.

  Voluntary transfers of Account Value from Index Strategies to Variable Options are not permitted at any time.

We reserve the right to:

  Remove or substitute Portfolios and close the Variable Options,

  Add or remove Index Strategies (there is no guarantee that any Index Strategy will be available in the future),

  Change the features of an Index Strategy from one Index Strategy Term to the next, including the Index, Cap Rate, Participation Rate, Tier Level, Step Rate, and Buffer, as applicable, subject to any minimum guarantees, and

  Substitute the Index of an Index Strategy during its Index Strategy Term.

We may impose limitations on an investment professional’s or investment advisor’s ability to request financial transactions on your behalf.
For more information on investment and transfer restrictions, please refer to the “Principal Risks of Investing in the Contract”, “Investment Options”, “General Description of Contracts – Transfer and Reallocation Guidelines”, “What are the Separate Accounts”, “Financial Professional Permission to Forward Transaction Instructions”, and “Appendix A” sections of  the statutory prospectus.

May 1, 2026Initial Summary Prospectus 9

Restrictions
Are there any Restrictions on Contract Benefits?	None.
Taxes
What are the Contract’s Tax Implications?

You should consult with a tax professional to determine the tax implications of an investment in and payments received under the Annuity. There is no additional tax benefit if you purchase the Annuity through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax and may be subject to a 10% additional tax for distributions taken prior to age 59½.
For more information on tax implications, please refer to the “Taxes” section of the statutory prospectus.

Conflicts of Interest
How are Investment Professionals Compensated?

Investment professionals may receive compensation for selling the Annuity to investors and may have a financial incentive to offer or recommend the Annuity over another investment. This compensation is paid in the form of commissions, based on the amount of your investment in the Annuity.
For more information on investment professional compensation, please refer to the Statement of Additional Information.

Should I Exchange My Contract?

Some investment professionals may have a financial incentive to offer you a new Contract in place of the one you already own. You should only exchange your Contract if you determine after comparing the features, fees, and risks of both contracts, and any fees or penalties to terminate the existing Contract, that it is preferable to purchase the new Contract, rather than continue to own your existing Contract.
For more information on exchanges, please refer to the Statement of Additional Information.

May 1, 2026Initial Summary Prospectus 10

BENEFITS AVAILABLE UNDER THE CONTRACT

The following table summarizes information about the benefit available under the Annuity.

Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Restrictions/Limitations
Return of Purchase Payments Death Benefit	Provides protection for your Beneficiary(ies) by ensuring that they receive the greater of the Return of Purchase Payments Amount and Account Value.	Standard	0%

The Death Benefit may not be electively terminated.
This Death Benefit will terminate upon a change of Owner or Annuitant. The Death Benefit for any changed Owner or Annuitant will be Account Value.
Withdrawals may significantly reduce the benefit, potentially by more than the amount withdrawn.
The Death Benefit will terminate if you  annuitize your Annuity.

Performance Lock	Captures the Performance Lock Value of an Index Strategy at the end of any Valuation Day during the Index Strategy Term.	Standard	0%

Only one Performance Lock may occur for any given Index Strategy during an Index Strategy Term.
May not be applied retroactively and must be for the full amount of the Performance Lock Value.
Cannot be reversed.
Performance Lock Value will no longer participate in the Index Strategy performance for the current Index Strategy Term.
Performance Lock Value cannot be reallocated until the next Index Anniversary Date.
We reserve the right to limit the use of the Performance Lock feature for certain Index Strategies.
We may discontinue the use of this feature for future Performance Lock requests at any time.

May 1, 2026Initial Summary Prospectus 11

Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Restrictions/Limitations
Systematic Withdrawal Program	An administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select.	Standard	0%

Not available if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Code or Required Minimum Distributions.
Terminates upon change of ownership or assignment.
Systematic withdrawals may be subject to surrender charges, negative Interim Value adjustments, and tax consequences.

May 1, 2026Initial Summary Prospectus 12

BUYING THE CONTRACT

In order to purchase the Annuity, you must be no older than age 85. Also, we require a minimum Purchase Payment of $25,000. We must approve any complete Purchase Payment where the total amount equals $1,000,000 or more. See your Financial Professional to complete an application.

The Maximum Age for Initial Purchase applies to the oldest Owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the oldest Annuitant as of the day we would issue the Annuity.

PURCHASE PAYMENTS

A Purchase Payment is the money you give us to invest in the Annuity. Unless we agree otherwise and subject to our rules, the Annuity has a required minimum initial Purchase Payment of $25,000. Subsequent Purchase Payments may be made at any time during the Savings Stage, subject to certain limitations.

Currently you may make subsequent Purchase Payments, provided that the payment is at least $100 ($50 minimum for electronic funds transfer (“EFT”) purchases). You may make subsequent Purchase Payments at any time before the earlier of (i) the Annuity Date and (ii) the oldest Owner’s 86th birthday (the Annuitant’s 86th birthday, if the Annuity is owned by an entity). We will allow Purchase Payments at least prior to the first anniversary of the Issue Date regardless of the oldest Owner’s age, unless otherwise required by applicable law or regulation to maintain the tax status of the Annuity. We will apply any subsequent Purchase Payment as of the Valuation Day that we receive it at our Service Center in Good Order. If you have not provided allocation instructions with a subsequent Purchase Payment, we will allocate the Purchase Payment to the Holding Account. We may limit, restrict, suspend or reject any subsequent Purchase Payments in a non-discriminatory manner, subject to certain circumstances outlined in the statutory prospectus.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or “Free Look”) the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period.

ALLOCATION OF PURCHASE PAYMENTS

Initial Purchase Payment(s)

Issuance of an Annuity represents our acceptance of an initial Purchase Payment. On the Issue Date, we allocate all or part of your initial Purchase Payment to the Transfer Account, Index Strategy(ies) and/or the Variable Sub-accounts we make available, according to your instructions. No interest accrues or is paid on funds in the Transfer Account. Allocations must be made in whole percentages and must equal 100%.

If the Index Effective Date is not a Valuation Day, the initial Index Value for the Index Effective Date will be the following Valuation Day that the Index is calculated and published.

If you choose to only allocate your initial Purchase Payment to Variable Investment Sub-accounts and not elect allocation to the Index Strategies (either at contract issue or at the end of the Transfer Account Period), you can transfer to the Index Strategies at a future date of your choosing, which would then establish the Index Effective Date and subsequent Index Anniversary Date.

Subsequent Purchase Payment(s)

Subsequent Purchase Payments received on an Index Anniversary Date may be used to start a new Index Strategy. Subsequent Purchase Payment(s) received between Index Anniversary Dates will be allocated to the Variable Investment Sub-accounts as instructed by the Owner. If you do not provide any instructions, the subsequent Purchase Payment(s) will be placed in the Holding Account. The Purchase Payment(s) may be transferred to an Index  Strategy on the next Index Anniversary Date or may be transferred among the available Variable Investment Sub-accounts at any time.

CREDITING PURCHASE PAYMENTS TO YOUR ACCOUNT

Initial Purchase Payment(s)

We will issue your Annuity and allocate your complete Purchase Payment within two Business Days after we receive your initial Purchase Payment and all information that we require for the purchase of an Annuity in Good Order. An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity.

Subsequent Purchase Payment(s)

The Holding Account is the  PSF PGIM Government Money Market Sub-account. The Holding Account will be used for subsequent Purchase Payments received between Index Anniversaries if you provided no other instructions for the Purchase Payment in any other available Variable Investment Sub-account. Since you may only allocate to the Index Strategies on Index Anniversaries, subsequent Purchase Payments will remain in the Holding Account (or Variable Investment Sub-account(s) of your choosing) until an Index Anniversary Date where they may be reallocated to the Index Strategies.

May 1, 2026Initial Summary Prospectus 13

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

WITHDRAWALS

You can receive access to your money by taking withdrawals or electing annuity payments. Please note that withdrawals may be subject to ordinary income tax, a 10% additional tax for withdrawals taken prior to age 59½, and Contingent Deferred Sales Charges. Withdrawals taken from an Index Strategy before the Index Strategy End Date will be based on the Interim Value. Please see “Interim Value” in the statutory prospectus for more information. In addition, any time a partial withdrawal occurs before the Index Strategy End Date, the Index Strategy Base will be reduced in the same  proportion that the total withdrawal reduced the Interim Value. You may withdraw up to 10% of your Purchase Payments each year without being subject to a Contingent Deferred Sales Charge.

Our Systematic Withdrawal Program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. Systematic withdrawals can be made from your Account Value allocated to the Index Strategies or Variable Sub-accounts. Please note that systematic withdrawals may be subject to ordinary income tax, a 10% additional tax for withdrawals taken prior to age 59½, and Contingent Deferred Sales Charges.

In the absence of instructions, systematic withdrawals will be taken on a proportional basis from all Variable Investment Sub-accounts until the Variable Investment Sub-accounts have been depleted, next from the Transfer Account, if applicable, and then they will be taken proportionally from all the Index Strategies.

You may elect to receive income through fixed annuity payments over your lifetime, also called “Annuitization”. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs.

SURRENDER VALUE

During the Savings Stage you can surrender your Annuity at any time and will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value less any applicable CDSC, and any applicable Tax Charges.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $5,000. We will not allow you to take any withdrawals that would cause your Annuity’s Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See “Annuity Period” in the statutory prospectus for information on the impact of the minimum Surrender Value at Annuitization.

Your Surrender Value taken from an Index Strategy before the Index Strategy End Date will be based on the Interim Value.

May 1, 2026Initial Summary Prospectus 14

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees, expenses, and adjustments that you will pay when buying, owning, and surrendering or making withdrawals from an Investment Option or from the Annuity. Please refer to your Annuity specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the Annuity, surrender or make withdrawals from an Investment Option or from the Annuity, or transfer Account Value between Investment Options, where applicable. State premium taxes may also be deducted. These fees and charges are described in more detail within this prospectus in the "Charges and Adjustments"  section.

Transaction Expenses	Maximum
Sales Charge Imposed on Purchases	None
Deferred Sales Charge (as a percentage of each Purchase Payment)[1]	7.00%
Transfer Fee	None
Additional Copies of Reports	$50
1.	Withdrawal Charges in subsequent years*

Age of Purchase Payment Being Withdrawn*	Percentage Applied Against Purchase Payment being Withdrawn
Less than 1 year old	7.0%
1 year old or older but not yet 2 years old	7.0%
2 years old or older but not yet 3 years old	6.0%
3 years old or older but not yet 4 years old	5.0%
4 years old or older but not yet 5 years old	4.0%
5 years old or older but not yet 6 years old	3.0%
6 years old or older	0.0%
*	The years referenced in the CDSC table above refer to the length of time since a Purchase Payment was made (i.e. the age of the Purchase Payment). CDSCs are applied against the Purchase Payment(s) being withdrawn. The appropriate percentage is multiplied by the Purchase Payment(s) being withdrawn. During the years that a CDSC may apply, you may withdraw up to 10% of all Purchase Payments that are currently subject to a CDSC (Free Withdrawal Amount.) CDSCs are waived on RMD withdrawals, even if the withdrawal exceeds the Free Withdrawal Amount available. However, even if CDSCs do not apply, all withdrawals may be subject to negative Interim Value adjustments, taxes, and penalties.

The next table describes the adjustments, in addition to any transaction expenses, that apply if all or a portion of the Account Value is removed from an Index Strategy before the expiration of an Index Strategy Term.

Adjustments	Maximum
Interim Value Adjustment Maximum Potential Loss (as a percentage of your investment in an Index Strategy)[1]	100%
1.	An Interim Value adjustment will apply upon any withdrawal, death benefit payment, transfer, Annuitization, Benefit charge or surrender that occurs during an Index Strategy Term other than on the Index Strategy Start Date or Index Strategy End Date. An Interim Value adjustment may be positive, negative or equal to zero. A negative Interim Value adjustment will result in loss.

The next table describes the maximum fees and expenses that you will pay each year during the time that you own the Annuity (not including Portfolio fees and expenses). Your current fees and expenses may be less than the maximum.

Annual Contract Expenses	Current	Maximum
Mortality and expense risk charge and administration charge (as a percentage of the net assets of the Variable Sub-accounts)	1.30%[1]	1.30%
1.	For Net Purchase Payments equal to or greater than $1,000,000 the Base Contract Expense will be 1.20%.

In addition to the fees described above, we limit the amount you can earn on the Index Strategies. This means your Index Credit may be lower than the Index Return. In return for accepting this limit on Index gains, you will receive some protection from Index losses.

The next item shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Annuity. Expenses may change over time and may be higher or lower in the future. More information about the Portfolios, including their annual expenses, may be found in Appendix A of this prospectus.

May 1, 2026Initial Summary Prospectus 15

Annual Portfolio Company Expenses
(expenses that are deducted from Portfolio assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	Minimum	Maximum
	[ ]%	[ ]%

Example

This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other annuity contracts that offer variable options. These costs include Transaction Expenses, Annual Annuity Expenses, and Annual Portfolio Expenses.

The Example assumes all Account Value is allocated to the Variable Options. The Example does not reflect Interim Value adjustments. Your costs could differ from those shown below if you invest in the Index Strategies.

The Example assumes that you invest $100,000 in the Variable Options for the time periods indicated. The Example also assumes that your investment has a 5% return. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

	Assuming maximum fees and expenses of any of the portfolios available with the benefit
	1 Yr	3 Yrs	5 Yrs	10 Yrs
If you surrender your annuity at the end of the applicable time period:	$9,591	$13,958	$17,579	$28,831
If you annuitize your annuity at the end of the applicable time period:	$2,591	$7,958	$13,579	$28,831
If you do not surrender your annuity at the end of the applicable time period:	$2,591	$7,958	$13,579	$28,831

	Assuming minimum fees and expenses of any of the portfolios available with the benefit
	1 Yr	3 Yrs	5 Yrs	10 Yrs
If you surrender your annuity at the end of the applicable time period:	$8,922	$11,944	$14,213	$22,073
If you annuitize your annuity at the end of the applicable time period:	$1,922	$5,944	$10,213	$22,073
If you do not surrender your annuity at the end of the applicable time period:	$1,922	$5,944	$10,213	$22,073

May 1, 2026Initial Summary Prospectus 16

APPENDIX A – INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT [to be updated by amendment]

Variable Options

The following is the list of Portfolios available under the Annuity. More information about the Portfolios is available in the prospectuses for the Portfolios, which may be amended from time to time and can be found online at  www.prudential.com/regdocs/PLNJ-FlexGuard-NY-STAT. You can also request this information at no cost by calling 1-800-346-3778 or by sending an email to service@prudential.com.

The current expenses and performance information below reflects fee and expenses of the Portfolio, but do not reflect the other fees and expenses that your Annuity may charge. Expenses would be higher, and performance would be lower if these other charges were included. The Portfolio’s past performance is not necessarily an indication of future performance.

Fund Type	Portfolio Company and Advisor/Subadvisor	Current Expenses	Average Annual Total Returns (as of 12/31/2024)
			1 Year	5 Year	10 Year
Equity	MFS® International Growth Portfolio - Service Class♦ Massachusetts Financial Services Company	1.13%	8.76%	5.84%	7.56%
Fixed Income	MFS® Total Return Bond Series - Service Class♦ Massachusetts Financial Services Company	0.78%	2.33%	0.14%	1.64%
Allocation	MFS® Total Return Series - Service Class♦ Massachusetts Financial Services Company	0.86%	7.46%	5.89%	6.20%
Equity	MFS® Value Series - Service Class♦ Massachusetts Financial Services Company	0.94%	11.35%	7.76%	8.36%
Fixed Income	PSF PGIM Government Money Market Portfolio - Class III PGIM Fixed Income	0.58%	4.75%	N/A	N/A
The additional information below may be applicable to the Portfolios listed in the above table.
PGIM Fixed Income is a business unit of PGIM, Inc.
♦	This information includes annual expenses that reflect temporary or other fee reductions or waivers. Please see the Portfolio prospectus for additional information.

Index-Linked Options

The following is a list of Index Strategies currently available under the Contract. We may change the features of the Index Strategies listed below (including the Index and the current limits on Index gains and losses), offer new Index Strategies, and terminate existing Index Strategies. We will provide you with written notice before making any changes other than changes to current limits on Index gains. Information about current limits on Index gains is available at [Placeholder upside rate website].

Note: If amounts are removed from an Index Strategy before the end of its Index Strategy Term, we will apply an Interim Value adjustment. This may result in a significant reduction in your Account Value that could exceed any protection from Index loss that would be in place if you waited until the end of the Strategy Term.

See “Description of Insurance Company, Registered Separate Account, and Investment Options” in the prospectus for a description of the Index Strategies’ features. See “Charges and Adjustments” in the prospectus for more information about Interim Value adjustments.

May 1, 2026Initial Summary Prospectus A-1

Index	Type of Index	Index Strategy Term	Index Crediting Methodology	Current Limit on Index Loss (if held until end of Index Strategy Term)	Minimum Limit on Index Gain (for the life of the Index Strategy)
Point-to-Point with Cap Index Strategy
S&P 500®1	U.S. Large-Cap Equities	1-Year	Point-to-Point with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 5%
MSCI EAFE[1]	International Equities	1-Year	Point-to-Point with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 5%
Nasdaq-100[1]	U.S. Large-Cap Equities	1-Year	Point-to-Point with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 5%
Russell 2000[1]	U.S. Small-Cap Equities	1-Year	Point-to-Point with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 5%
S&P 500®1	U.S. Large-Cap Equities	1-Year	Point-to-Point with Cap Index Strategy	15% Buffer	Minimum Cap Rate: 4.5%
MSCI EAFE[1]	International Equities	1-Year	Point-to-Point with Cap Index Strategy	15% Buffer	Minimum Cap Rate: 4.5%
Nasdaq-100[1]	U.S. Large-Cap Equities	1-Year	Point-to-Point with Cap Index Strategy	15% Buffer	Minimum Cap Rate: 4.5%
Russell 2000[1]	U.S. Small-Cap Equities	1-Year	Point-to-Point with Cap Index Strategy	15% Buffer	Minimum Cap Rate: 4.5%
S&P 500®1	U.S. Large-Cap Equities	1-Year	Point-to-Point with Cap Index Strategy	30% Buffer	Minimum Cap Rate: 3%
MSCI EAFE[1]	International Equities	1-Year	Point-to-Point with Cap Index Strategy	30% Buffer	Minimum Cap Rate: 3%
Nasdaq-100[1]	U.S. Large-Cap Equities	1-Year	Point-to-Point with Cap Index Strategy	30% Buffer	Minimum Cap Rate: 3%
Russell 2000[1]	U.S. Small-Cap Equities	1-Year	Point-to-Point with Cap Index Strategy	30% Buffer	Minimum Cap Rate: 3%
S&P 500®1	U.S. Large-Cap Equities	3-Year	Point-to-Point with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 15%
MSCI EAFE[1]	International Equities	3-Year	Point-to-Point with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 15%
Nasdaq-100[1]	U.S. Large-Cap Equities	3-Year	Point-to-Point with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 15%
Russell 2000[1]	U.S. Small-Cap Equities	3-Year	Point-to-Point with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 15%
S&P 500®1	U.S. Large-Cap Equities	3-Year	Point-to-Point with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 12%
MSCI EAFE[1]	International Equities	3-Year	Point-to-Point with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 12%
Nasdaq-100[1]	U.S. Large-Cap Equities	3-Year	Point-to-Point with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 12%
Russell 2000[1]	U.S Small-Cap Equities	3-Year	Point-to-Point with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 12%

May 1, 2026Initial Summary Prospectus A-2

S&P 500®1	U.S. Large-Cap Equities	6-Year	Point-to-Point with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 24%
MSCI EAFE[1]	International Equities	6-Year	Point-to-Point with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 24%
Nasdaq-100[1]	U.S. Large-Cap Equities	6-Year	Point-to-Point with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 24%
Russell 2000[1]	U.S. Small-Cap Equities	6-Year	Point-to-Point with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 24%
S&P 500®1	U.S. Large-Cap Equities	6-Year	Point-to-Point with Cap Index Strategy	30% Buffer	Minimum Cap Rate: 18%
MSCI EAFE[1]	International Equities	6-Year	Point-to-Point with Cap Index Strategy	30% Buffer	Minimum Cap Rate: 18%
Nasdaq-100[1]	U.S. Large-Cap Equities	6-Year	Point-to-Point with Cap Index Strategy	30% Buffer	Minimum Cap Rate: 18%
Russell 2000[1]	U.S. Small-Cap Equities	6-Year	Point-to-Point with Cap Index Strategy	30% Buffer	Minimum Cap Rate: 18%
Participation Rate with Cap Index Strategy
S&P 500®1	U.S. Large-Cap Equities	6-Year	Participation Rate with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 30% Minimum Participate Rate: 100%
MSCI EAFE[1]	International Equities	6-Year	Participation Rate with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 30% Minimum Participate Rate: 100%
Nasdaq-100[1]	U.S. Large-Cap Equities	6-Year	Participation Rate with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 30% Minimum Participate Rate: 100%
Russell 2000[1]	U.S. Small-Cap Equities	6-Year	Participation Rate with Cap Index Strategy	10% Buffer	Minimum Cap Rate: 30% Minimum Participate Rate: 100%
S&P 500®1	U.S. Large-Cap Equities	6-Year	Participation Rate with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 24% Minimum Participate Rate: 100%
MSCI EAFE[1]	International Equities	6-Year	Participation Rate with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 24% Minimum Participate Rate: 100%
Nasdaq-100[1]	U.S. Large-Cap Equities	6-Year	Participation Rate with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 24% Minimum Participate Rate:100%
Russell 2000[1]	U.S. Small-Cap Equities	6-Year	Participation Rate with Cap Index Strategy	20% Buffer	Minimum Cap Rate: 24% Minimum Participate Rate: 100%
Step Rate Index Strategy
S&P 500®1	U.S. Large-Cap Equities	1-Year	Step Rate Index Strategy	10% Buffer	Minimum Step Rate: 5%
Tiered Participation Rate Index Strategy

May 1, 2026Initial Summary Prospectus A-3

S&P 500®1	U.S. Large-Cap Equities	6-Year	Tiered Participation Rate Index Strategy	10% Buffer	Minimum Participation Rate: 100% Maximum Tier Level: 35%
MSCI EAFE[1]	International Equities	6-Year	Tiered Participation Rate Index Strategy	10% Buffer	Minimum Participation Rate: 100% Maximum Tier Level: 35%
Dual Directional Index Strategy
S&P 500®1	U.S. Large-Cap Equities	1-Year	Dual Directional Index Strategy	10% Buffer	Minimum Cap Rate: 5%
S&P 500®1	U.S. Large-Cap Equities	6-Year	Dual Directional Index Strategy	10% Buffer	Minimum Cap Rate: 30%
S&P 500®1	U.S. Large-Cap Equities	6-Year	Dual Directional Index Strategy	15% Buffer	Minimum Cap Rate: 27%
S&P 500®1	U.S. Large-Cap Equities	6-Year	Dual Directional Index Strategy	20% Buffer	Minimum Cap Rate: 24%

1This Index is a “price return index,” not a “total return index,” and therefore does not reflect the dividends paid on the securities composing the Index, which will reduce the Index Return and may cause the Index to underperform a direct investment in the securities composing the Index.

•	Depending on the Index Strategy, the maximum amount of loss that you could experience from negative Index performance, after taking into account the current limits on Index loss provided under the Annuity, ranges from 70% (with 30% buffer) to 90% (with 10% buffer).

•	The Company does not guarantee that the Annuity will always offer Index Strategies that limit Index losses, which would mean risk of loss of the entire amount invested.

•	The Company limits the amount you can earn on an Index Strategy.

○	For Point-to-Point with Cap Rate Index Strategies, the Guaranteed Minimum Cap Rate equals 5.00% for a one-year Index Strategy Term with a 10% Buffer, 4.50% for a one-year Index Strategy Term with a 15% Buffer, and 3% for a one-year Index Strategy Term with a 30% Buffer. The Guaranteed Minimum Cap Rate equals 15.00% for a three-year Index Strategy Term with a 10% Buffer, and 12.00% for a three-year Index Strategy Term with a 20% Buffer. The Guaranteed Minimum Cap Rate equals 24.00% for a six-year Index Strategy Term with a 20% Buffer and 18% for a six-year Index Strategy Term with a 30% Buffer.

○	For Dual Directional Index Strategies, the Guaranteed Minimum Cap Rate equals 5.00% for a one-year Index Strategy Term with a 10% Buffer. The Guaranteed Minimum Cap Rate equals 30.00% for a six-year Index Strategy Term with a 10% Buffer, 27.00% for a six-year Index Strategy Term with a 15% Buffer, and 24.00% for a six-year Index Strategy Term with a 20% Buffer.

○	For Participation Rate with Cap Index Strategies, the Guaranteed Minimum Cap Rate equals 30% for a six-year Index Strategy with a 10% Buffer, and 24% for a six-year Index Strategy with a 20% Buffer

○	For Step Rate Index Strategies, the Guaranteed Minimum Step Rate equals 5% for a one-year Index Strategy with a 10% Buffer.

○	For Tiered Participation Rate Index Strategies, the Guaranteed Minimum Participation Rate equals 100% and the Guaranteed Maximum Tier Level equals 35%.

May 1, 2026Initial Summary Prospectus A-4

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The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

The statutory prospectus and statement of additional information (SAI) include additional information. The statutory prospectus and SAI are dated the same as this summary prospectus and are incorporated by reference. The statutory prospectus and SAI are available, without charge, upon request. For a free copy of the SAI, call us at 1-888-PRU-2888, visit our website at www.prudential.com/regdocs/PLNJ-FlexGuard-NY-STAT, or write to us at: Prudential Annuities Service Center, P.O. Box 7960, Philadelphia, PA 19176.

Reports and other information about Pruco Life Insurance Company of New Jersey is available on the SEC’s website at www.sec.gov, and that copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

Edgar Contract Identifier: C000239095; C000264451	PLNJFGNYPROS-ISP